Exhibit 4.30

MANNING AGREEMENT

This Manning Agreement is made this 17th day of May, 2011, between ALLSEAS MARINE S.A., a company duly organized and existing in accordance with the laws of the Republic of Liberia, with address at 80 Broad Street, Monrovia, Liberia (hereinafter called “the Principal”) and CREWCARE INC. a company incorporated under the Laws of the Philippines with registered office at Crewcare Building 415 U.N. Avenue cor Alhambra Sts. Ermita, Manila (hereinafter called “the Manager”).

WHEREAS the Principal is engaged in the management, representation and agency of oceangoing commercial vessels

WHEREAS by a Manning Agreement dated 25th January 2010 (hereinafter called “the Agreement”) the Principal engaged the Manager to act as the Manning agent of the vessels listed in Exhibit A attached hereto, (hereinafter collectively called the “Vessels” and each one of them the “Vessel”) as per the terms and conditions referred to in the Agreement

NOW THEREFORE in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

The Agreement is hereby renewed for a period effective as of 1st May 2011 and ending 31st December 2011 (the “Term”) and thereafter shall automatically be renewed annually and shall remain in full force and effect unless and until either party shall have given to the other a thirty (30) days notice of non-renewal, or is terminated by any other manner.

The Manager will, on behalf of and at the expense of the Principal, arrange to man the Vessels with appropriate officers and crew as per Principal’s request. For this purpose, the Manager, with the prior written consent of the Principal, shall cause all crew employed pursuant to the Agreement to enter into such contracts of employment upon the standard terms and conditions prescribed by the Philippine Overseas Employment Administration (POEA) and other appropriate governmental agencies of the Philippines and, as applicable, of the country of the flag of each Vessel, and otherwise upon such terms and conditions as shall from time to time be agreed between the Principal and the Manager.

The Manager shall arrange for the vaccination/inoculation of the crew and obtain all visa, passport and other official permit and documents which shall enable the crew to join the Vessel/s at the designated port by the Principal.

The Principal has the right to interview and accept or reject at its sole discretion any officers or ratings, whether by interviewing them or not.

The Manager, if so requested by the Principal, may provide, at no charge, advice to the Vessels’ Masters regarding assignment and termination of crew members, rates of payment, etc, and assist the Masters in resolving difficulties which may arise with the crew. Advice concerning matters of policy are subject to clearance through the Principal and are at no charge.

The Manager is obliged to maintain continuous communication with the Philippines Government agencies to ensure close liaison on all matters pertaining to the aforementioned manning.

The Manager will make payments on behalf of the Principal to the Filipino officers and crew processed via the Manager and assigned to the Vessel/s, on the balance of wages at contract termination including payment of allotments, upon the instructions of the Principal.

The Manager will, on behalf of the Principal and on the Principal’s prior written agreement, make payment of compensation to any seaman in respect of disability such seaman might suffer while in the employment of the owners of the Vessel/s, in accordance with the terms established in the Contract/s of Employment and the laws then in force.

The Manager will maintain qualified manning personnel approved by the Principal in writing in advance, but for whose actions the Principal shall not be responsible neither directly nor indirectly, and will keep accounts and records in respect of all crew members employed on behalf of the Principal in accordance with the Agreement. Such accounts and records shall immediately upon the request of the Principal, be opened to inspection and audit by the Principal or qualified accountants of the Principal’s choice.

The Manager will be acting as the Principal’s agent to accept service of process in the Philippines, subpoena and other lawful orders or processes emanating from the duly constituted government entities in the Philippines and, subject to the Principal’s prior written approval, employ counsel and take such other actions as may be necessary to defend on the Principal’s behalf any claim of whatsoever nature arising out of the contracts of employment of the seamen, serving on board the Vessels. The Manager shall have no right to enter into any compromise, or make compensatory settlement for the account of the Principal in connection with any such claim, without the prior written consent of the Principal. It is understood that the Manager will keep the Principal fully and promptly informed in respect to any claim or action, filed or pending, and shall obtain the Principal’s written approval prior to incurring any expenses or approving any expenses.

As remuneration for the Manager’s services under the Agreement, the Principal will pay to the Manager the following:

Agency fee US$ 95 (Ninety Five US Dollars) per month per seaman for all officers and crew, which will serve on board each Vessel,

A one-time recruitment fee of US $ 120 (One Hundred and Twenty US Dollars) per seaman, in house (PDOS) Training US$ 30 (Thirty US Dollars) per seaman

Extra in House Training (PMS, Software Applications etc): US$ 50 (Fifty US Dollars) per seaman

These fees will be reviewed and mutually agreed in January of each year. These fees will be paid by the Principal and/or the owners of each Vessel only. Under no circumstances is the Manager allowed to receive fees or any other monies from the seamen for any services whatsoever and howsoever rendered to them.

Medical expenses, crew clothing, traveling expenses, traveling allowances and other similar or related expenses shall be paid at cost.

Payment with respect to each crew member shall commence upon the assignment of crew to such Vessel and shall continue until said crew member is withdrawn. The Manager shall perform all operations necessary to completely conclude all the transaction arising during the period of agency of each Vessel whether or not such operations are performed within the period of payment as described above.

In case of termination of this Manning Agreement the aforesaid fees will continue to be paid to the Manager by the Principal every month on a pro rata basis, for each seaman remaining on board of any of the Vessels after the termination of the Agreement and until their employment on board is expired or terminated.

If the Manager shall by any act or omission be in breach of any obligation under the Agreement, the Principal shall have the right to terminate the Agreement with immediate effect by notice to the Manager. The right to terminate the Agreement shall be in addition to and without prejudice to any other rights which the Principal may have against the Manager under the Agreement.

Any dispute arising under the Agreement shall be referred to arbitration in Manila, one Arbitrator to be nominated by the Principal and the other by the Manager and in case the Arbitrators shall not agree then to the decision of an umpire to be appointed by them, the award of the Arbitrators or the Umpire to be final and binding upon both parties. Applicable law shall be the Philippine law.

If either of the appointed Arbitrators refuses to act, or is incapable of acting, or dies, the party who appointed him shall appoint a new Arbitrator in his place.

If one party fails to appoint an Arbitrator, either originally or by way of substitution as aforesaid for seven (7) working days after the other party, having appointed his Arbitrator, has served the party making default with notice to make the appointment, the party who has appointed an Arbitrator may appoint that Arbitrator to act as sole Arbitrator in the reference and his award shall be binding on both parties as if he had been appointed by consent.

This Manning Agreement has been made out in two originals, one for each party.

ALLSEAS MARINE S.A.		CREWCARE INC

	/s/ George Skrimizeas		/s/ Josephine Roldan
By:	George Skrimizeas	By:	Josephine Roldan
	Attorney-in-Fact		General Manager

EXHIBIT A

TO THE MANNING AGRREMENT DATED 25/05/2011

BETWEEN ALLSEAS MARINE S.A AND CREWCARE INC

LIST OF VESSELS

DEEP SEAS

DREAM SEAS

KIND SEAS

CALM SEAS

CRYSTAL SEAS

PEARL SEAS

DIAMOND SEAS

SAPPHIRE SEAS

CORAL SEAS

GOLDEN SEAS

FRIENDLY SEAS

BOX VOYAGER

BOX TRADER

CMA CGM MARLIN

CMA CGM KINGFISH

MAULE

MSC SIENA